Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Chief Strategy Officer 949-362-5800	MKR Group 323-468-2300 ir@mkr-group.com

SMITH MICRO SOFTWARE ANNOUNCES

FIVE MILLION SHARE REPURCHASE PROGRAM

Aliso Viejo, CA, November 2, 2011 – Smith Micro Software, Inc. (NASDAQ: SMSI), a leading provider of wireless and mobility solutions, today announced that its Board of Directors has approved a program authorizing the repurchase of up to five million shares of the company’s common stock over a period of up to two years.

Under this program, stock repurchases may be made from time to time and the actual amount expended will depend on a variety of factors including market conditions, regulatory and legal requirements, corporate cash generation and other factors. The stock repurchases may be made in both open market and privately negotiated transactions, and may include the use of Rule 10b5-1 trading plans. The program does not obligate Smith Micro to repurchase any particular amount of common stock during any period and the program may be modified or suspended at any time at the company’s discretion.

About Smith Micro Software, Inc.:

Smith Micro Software, Inc. provides software solutions that simplify, secure and enhance the mobile experience. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions. Smith Micro’s solutions include client and server software applications used by the world’s leading wireless operators, device manufacturers and enterprises. For more information about Smith Micro Software (NASDAQ: SMSI), visit smithmicro.com.

Safe Harbor Statement:

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation, statements relating to the company’s intention to pursue the stock repurchase program, the manner in which such program may be implemented and our future level of investment under such program. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include termination or suspension of the repurchase program, which may occur at any time, changes in the manner in which we effectuate the program, fluctuations in the market price of our common stock, and the overall financial performance of the company. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, QuickLink, SODA, Mobile Network Director and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.